Exhibit 99.3

[Paul J. Karre Letterhead]

February 10, 2014

Ms. Mary A. Laschinger

International Paper Company

6400 Poplar Avenue

Memphis, TN 38197

Dear Mary:

International Paper Company (the “Company”) has been exploring the possibility of a Divestiture (as defined below) of the Company’s xpedx business (the “Business”). The Company recognizes that the uncertainty surrounding this potential transaction could result in your distraction or departure from the Company. Your active involvement in the Divestiture process is critical in bringing this decision to a successful conclusion and will help maximize the value of the transaction for our shareholders. In order to motivate you to remain in active service during this process, the Company has decided to offer you this agreement (the “Agreement”), which sets forth our commitment regarding a potential payment to you of a retention and divestiture performance bonus under the following conditions.

1.	Your Undertakings. You agree that you will use your reasonable best efforts to assist the Company in effecting the Divestiture and in obtaining the best achievable terms and conditions for the Company related to the Divestiture. For purposes of this Agreement, the “Divestiture” means a business combination between the Business and UWW Holdings, Inc. or a wholly-owned subsidiary of UWW Holdings Inc. (as applicable, “Unisource”), significant elements of which are expected to include (in summary) the following: (a) the Company would create a new subsidiary (“SpinCo”) into which the Company would contribute the Business; (b) the Company would distribute the shares of SpinCo to its shareholders (the “Spin-Off”); and (c) SpinCo would merge with Unisource or such other entity as the Company and Unisource may agree (the “Merger”).

2.	Payment and Release. Subject to the terms and conditions of this Agreement, you are eligible to receive the bonus payment set forth below in Section 2(A).

A.

Bonus Payment. In the event that (a) you remain in the employ of the Company and satisfactorily fulfill all of your duties and responsibilities as an employee pursuant to this Agreement, including, without limitation, as provided in Section 1 above, as determined by the Company, until the Divestiture is completed, (b) your employment with the Company is terminated at the completion of the Divestiture by the Company without Cause (as defined below) or by your voluntary resignation (which, for avoidance of doubt, would include your acceptance of a position with the Business at the closing of the Merger), and (c) you comply with Section 2(C) of this Agreement, then you will become entitled to be paid a retention and divestiture performance bonus (the “Bonus”) in the amount of $4 million. If your employment is terminated for Cause prior to the payment date or if you voluntarily resign prior to the completion of the Divestiture, you will not be entitled to any payments under this Agreement.

B.	Cause. For purposes of this Agreement, termination for “Cause” is a termination of your employment by the Company for reasons such as, but not limited to, misconduct or other activity detrimental to the Divestiture or to the business interests or reputation of the Company or the Business. Examples of misconduct are insubordination, protracted or repeated inattention to work, illegal activity, disorderly conduct, material violation of Company policy, etc.

C.	Release. Payment of the Bonus will be made as soon as practicable following the completion of the Divestiture. As a further condition to receiving the Bonus, you will be required to execute and not revoke a Release in a form acceptable to the Company no later than at least seven days prior to the expected closing date of the Divestiture. No Bonus payment will be made unless and until the Release has been signed and not revoked by you in accordance with this Agreement.

3.	At-Will Employment. You understand that your employment with the Company is “at-will” meaning that it may be terminated by the Company or by you at any time for any reason. Nothing contained in this Agreement will change your status as an at-will employee of the Company.

4.	Confidentiality and Conflict of Interest Policies. You will adhere to all Confidentiality and Conflict of Interest policies of the Company and continue to comply with all provisions of any non-competition and non-solicitation agreements with the Company to which you are a party.

5.	Continued Participation in other Plans. The Bonus contemplated hereunder will be in addition to, and not in substitution for, any other amounts payable to you by the Company under any plan, policy or agreement, including, without limitation, the Management Incentive Plan, the Performance Share Plan, the Long-Term Incentive Compensation Plan and the Salaried Employee Severance Plan as in effect at the time such payments are both applicable and due. Any severance payments payable to you under any plans, programs, policies or arrangements with the Company, if applicable, will be subject to the terms, conditions and limitations set forth in the Company’s Board Policy on Severance Agreements with Senior Executives (as of October 11, 2005).

6.	Company Obligations. Any obligation of the Company pursuant to this Agreement will immediately cease in the event you breach any provision of this Agreement.

7.	Miscellaneous.

A.	Governing Law. This Agreement will be governed by, and construed in accordance with, the laws of the State of Tennessee.

B.	Withholding. All payments to you under this Agreement will be subject to applicable tax withholding.

C.	Assignment. This Agreement will be assignable by the Company, and if so assigned, will be binding upon any successors of the Company.

D.	Amendment. The Company may amend this Agreement to the extent necessary to ensure this Agreement complies with Section 409A of the Internal Revenue Code. Without limiting the generality of the preceding sentence, it is intended that your entitlement to the Bonus (and the payment of the Bonus) will qualify for the exception for “short-term deferrals” contained in Treasury Regulation § 1.409A-1(b)(4).

E.	Entire Agreement. This Agreement constitutes the entire agreement on this subject matter and supersedes any prior oral or written agreements or understandings on the subject matter covered by this Agreement.

If you have any questions, please feel free to contact me.

Sincerely,

By:	/s/ Paul J. Karre
Paul J. Karre
Senior Vice President, Human Resources and Communications

I acknowledge that I have read in full the above Agreement. I understand that my receipt of the Bonus depends upon my full compliance with all of the obligations set forth herein.

Accepted and Agreed:

/s/ Mary A. Laschinger
Mary A. Laschinger

Dated: February 13, 2014

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